Marathon Petroleum Corporation Reports Second-Quarter 2016 Results

•
Reported second-quarter earnings of $801 million, or $1.51 per diluted share, including a net benefit of $0.44 per diluted share primarily related to reversal of the company's lower of cost or market inventory valuation reserve

•	Achieved record second-quarter segment income at Speedway

•	Increased quarterly dividend by 12.5 percent, to $0.36 per share

FINDLAY, Ohio, July 28, 2016 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2016 second-quarter earnings of $801 million, or $1.51 per diluted share, compared with $826 million, or $1.51 per diluted share, in the second quarter of 2015. Second-quarter 2016 earnings include a benefit of $0.47 per diluted share related to the reversal of the company's lower of cost or market (LCM) inventory valuation reserve due to increased refined product prices during the quarter. Earnings also include a charge of $0.03 per diluted share related to an impairment of an equity method investment held by MPC's sponsored master limited partnership, MPLX LP (NYSE: MPLX).

“All segments of the business performed well in the second quarter,” said Gary R. Heminger, MPC chairman, president and chief executive officer. "Earnings benefited from improving crack spreads, robust product demand entering the summer driving and asphalt season, strong retail margins, and the inclusion of MarkWest in our consolidated results. The efficiency and flexibility of our integrated retail, logistics and refining system drives the diversified earnings power of the business, and we remain confident in our ability to deliver long-term value for our shareholders."

Speedway continued its outstanding performance with second-quarter segment income of $193 million. Even before the LCM adjustment discussed below, Speedway’s segment income set a second-quarter record. In addition to higher light-product sales volumes and margins, the business delivered higher merchandise margins in the quarter. This improvement is consistent with its strategy to drive marketing enhancement opportunities. “We are pleased with our progress to realize synergies across the Speedway network earlier than originally planned and believe this will be a continuing source of value to the business," Heminger said.

Speedway provides significant and growing stable cash flow, complementing MPC's integrated refining and distribution network. “Speedway is MPC's most ratable distribution channel, provides a solid base to enhance overall supply reliability and allows us to optimize our entire refining, pipeline and terminal operations,” Heminger said.

The midstream segment contributed $201 million of segment income in the second quarter. MPLX, which is reported in MPC's midstream segment, delivered solid results during the quarter and remains on target to achieve its 2016 distribution growth guidance without the need for additional dropdowns from MPC during the year. MPLX expanded its midstream presence in the Southwest with the completion of its Hidalgo gas processing complex in the Delaware Basin, where utilization is exceeding initial expectations. Construction of the Cornerstone Pipeline is also progressing as planned, with completion expected in the fourth quarter. The Cornerstone Pipeline is designed to provide MPC’s Canton, Ohio, refinery with a direct supply of condensate out of the Marcellus and Utica regions and to supply natural gasoline to MPC's Midwest refineries.

“As commodity prices recover, optimism is growing among MPLX's producer customers, and with world-class midstream assets located in some of the best resource plays in the country, the partnership is well-positioned to capitalize on an exceptional set of opportunities along the entire hydrocarbon value chain,” Heminger said.

The refining and marketing segment delivered strong results despite less favorable operating and market conditions during the quarter. “Our integrated seven-refinery and extensive logistics network allows us to capture advantaged feedstock and other raw materials, as well as enhanced price realizations through our refined product distribution system,” Heminger said. “Our unique asset mix and flexibility position us to optimize operations even during disruptions such as those caused in the second quarter by the Canadian wildfires and refinery outages.”

During the second quarter, the company returned $221 million to shareholders through dividends and share repurchases. In addition, on July 27, the MPC board of directors announced a 12.5 percent increase in the quarterly dividend, to $0.36 per share. “The 29 percent compound annual growth rate in our dividend since MPC became an independent company demonstrates our continuing confidence in the cash-flow generation of the business. It also demonstrates our long-term focus on capital returns while maintaining an investment-grade credit profile and strong liquidity through the refining cycle,” Heminger said.

“We remain encouraged by the long-term prospects of this business and the value proposition for our investors,” Heminger said.

Segment Results

Total income from operations was $1.32 billion in the second quarter of 2016, compared with $1.34 billion in the second quarter of 2015.

	Three Months Ended June 30
(In millions)	2016	2015
Income from Operations by Segment
Refining & Marketing(a)	$1,080	$1,181
Speedway	193	127
Midstream(a)	201	103
Items not allocated to segments:
Corporate and other unallocated items(a)	(67)	(75)
Pension settlement expenses	(2)	(1)
Impairments	(90)	—
Income from operations	$1,315	$1,335
(a) In 2016, segment reporting was revised in connection with the contribution of MPC’s inland marine business to MPLX. The results of the inland marine business are now presented in the Midstream segment. Previously, these results were reported in the Refining & Marketing segment. Comparable prior period information has been recast to reflect this revised segment presentation.

Refining & Marketing
Refining & Marketing segment income from operations was $1.08 billion in the quarter, compared with $1.18 billion in the same quarter of 2015. The second-quarter 2016 results include a $360 million non-cash benefit related to the reversal of the company's LCM reserve. Excluding the LCM benefit, the decrease in quarter-over-quarter results was mainly the result of lower crack spreads, primarily in the Gulf Coast. The Chicago and Gulf Coast Light Louisiana Sweet 6-3-2-1 blended crack spread decreased from $10.24 per barrel in the second quarter of 2015 to $7.66 per barrel in the second quarter of 2016.

Speedway
Speedway segment income from operations was $193 million in the second quarter of 2016, compared with $127 million in the second quarter of 2015. The second-quarter 2016 results include a $25 million non-cash benefit related to the reversal of the company's LCM reserve. Excluding the LCM benefit, the increase in segment income was primarily due to higher light product and merchandise margins. Speedway's light product margin increased to 15.49 cents per gallon in the second quarter of 2016 from 13.51 cents per gallon in the second quarter of 2015.

Midstream
Midstream segment income from operations, which includes MPLX as well as other related operations, was $201 million in the second quarter of 2016, compared with $103 million for the second quarter of 2015. The increase was primarily due to the inclusion of MarkWest’s operating results following the merger with MPLX on Dec. 4, 2015, as well as the earnings from new and existing pipeline and marine equity investments. Midstream segment results exclude the impairment charge discussed below.

Items Not Allocated to Segments
Corporate and other unallocated expenses of $67 million in the second quarter of 2016 were $8 million lower than the second quarter of 2015 largely due to a reduction in employee benefit expenses.
Impairments not allocated to segments totaled $90 million, of which $89 million related to an equity method investment held by MPLX, our consolidated subsidiary.

Strong Financial Position and Liquidity

On June 30, 2016, the company had $1.8 billion of cash and cash equivalents, $2.5 billion available under a revolving credit agreement and approximately $758 million available under its $1 billion trade receivables securitization facility.
On July 20, 2016, we extended our trade receivables securitization facility for a new three-year term and reduced the capacity from $1 billion to $750 million to reflect the lower refined-product price environment. We also replaced our existing bank revolving credit facility with a four-year $2.5 billion bank revolving credit facility and a 364-day $1 billion bank revolving credit facility.
The company’s liquidity should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders.

Conference Call

At 9 a.m. EDT today, MPC will hold a webcast and conference call to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call by dialing 1-800-446-2782 (confirmation number 42834146) or by visiting MPC's website at http://www.marathonpetroleum.com by clicking on the "2016 Second-Quarter Financial Results" link. Replays of the conference call will be available on the company's website through Wednesday, Aug. 10. Financial information, including the earnings release and other investor-related materials will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation's third-largest refiner, with a crude oil refining capacity of approximately 1.8 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,400 independently owned retail outlets across 19 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation's second-largest convenience store chain, with approximately 2,770 convenience stores in 22 states. MPC owns, leases or has ownership interests in approximately 8,400 miles of crude and light product pipelines and more than 5,000 miles of gas gathering and natural gas liquids (NGL) pipelines. MPC also has ownership interests in 54 gas processing plants, 13 NGL fractionation facilities and two condensate stabilization facilities. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC's fully integrated system provides operational flexibility to move crude oil, NGLs, feedstocks and petroleum-related products efficiently through the company's distribution network and midstream service businesses in the Midwest, Northeast, East Coast, Southeast and Gulf Coast regions.

Investor Relations Contacts:
Lisa Wilson (419) 421-2071
Teresa Homan (419) 421-2965

Media Contacts:
Katie Merx (419) 672-5159
Chuck Rice (419) 421-2521

References to Earnings
References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of federal securities laws regarding Marathon Petroleum Corporation ("MPC") and MPLX LP ("MPLX").These forward-looking statements relate to, among other things, expectations, estimates and projections concerning the business and operations of MPC and MPLX. You can identify forward-looking statements by words such as "anticipate," "believe," "design," "estimate," "expect," "forecast," "goal," "guidance," "imply," "intend," "objective," "opportunity," "outlook," "plan," "position," "pursue," "prospective," "predict," "project," "potential," "seek," "strategy," "target," "could," "may," "should," "would," "will" or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond the companies' control and are difficult to predict. Factors that could cause MPC's actual results to differ materially from those implied in the forward-looking statements include: risks described below relating to MPLX and the MPLX/MarkWest Energy Partners, L.P. ("MarkWest") merger; changes to the expected construction costs and timing of pipeline projects; continued/further volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; the effects of the lifting of the U.S. crude oil export ban; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; MPC's ability to successfully implement growth opportunities; modifications to MPLX earnings and distribution growth objectives; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard, and/or enforcement actions initiated thereunder; changes to MPC's capital budget; other risk factors inherent to MPC's industry; and the factors set forth under the heading "Risk Factors" in MPC's Annual Report on Form 10-K for the year ended Dec. 31, 2015, filed with Securities and Exchange Commission (SEC). Factors that could cause MPLX's actual results to differ materially from those implied in the forward-looking statements include: negative capital market conditions, including a persistence or increase of the current yield on common units, which is higher than historical yields, adversely affecting MPLX's ability to meet its distribution growth guidance; risk that the synergies from the acquisition of MarkWest by MPLX may not be fully realized or may take longer to realize than expected; disruption from the MPLX/MarkWest merger making it more difficult to maintain relationships with customers, employees or suppliers; risks relating to any unforeseen liabilities of MarkWest; the adequacy of MPLX's capital resources and liquidity, including, but not limited to, availability of sufficient cash flow to pay distributions, and the ability to successfully execute its business plans and growth strategy; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products; continued/further volatility in and/or degradation of market and industry conditions; completion of midstream infrastructure by competitors; disruptions due to equipment interruption or failure, including electrical shortages and power grid failures; the suspension, reduction or termination of MPC's obligations under MPLX's commercial agreements; modifications to earnings and distribution growth objectives; the level of support from MPC, including drop-downs, alternative financing arrangements, taking equity units, and other methods of sponsor support, as a result of the capital allocation needs of the enterprise as a whole and its ability to provide support on commercially reasonable terms; compliance with federal and state environmental, economic, health and safety, energy and other policies and regulations and/or enforcement actions initiated thereunder; changes to MPLX's capital budget; other risk factors inherent to MPLX's industry; and the factors set forth under the heading

"Risk Factors" in MPLX's Annual Report on Form 10-K for the year ended Dec. 31, 2015, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the SEC. In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here, in MPC's Form 10-K or in MPLX's Form 10-K or Form 10-Q could also have material adverse effects on forward-looking statements. Copies of MPC's Form 10-K are available on the SEC website, MPC's website at http://ir.marathonpetroleum.com or by contacting MPC's Investor Relations office. Copies of MPLX's Form 10-K and Form 10-Q are available on the SEC website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions, except per-share data)	2016	2015	2016	2015
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$16,811	$20,537	$29,566	$37,728
Income (loss) from equity method investments	(50)	20	(28)	35
Net gain (loss) on disposal of assets	—	(1)	25	4
Other income	29	25	57	54
Total revenues and other income	16,790	20,581	29,620	37,821
Costs and expenses:
Cost of revenues (excludes items below)	12,830	16,366	22,531	29,410
Purchases from related parties	124	82	231	158
Inventory market valuation adjustment	(385)	—	(370)	—
Consumer excise taxes	1,893	1,939	3,719	3,771
Impairment expense	1	—	130	—
Depreciation and amortization	500	362	990	725
Selling, general and administrative expenses	401	393	779	751
Other taxes	111	104	220	201
Total costs and expenses	15,475	19,246	28,230	35,016
Income from operations	1,315	1,335	1,390	2,805
Net interest and other financial income (costs)	(137)	(64)	(279)	(145)
Income before income taxes	1,178	1,271	1,111	2,660
Provision for income taxes	395	432	406	918
Net income	783	839	705	1,742
Less net income (loss) attributable to:
Redeemable noncontrolling interest	9	—	9	—
Noncontrolling interests	(27)	13	(106)	25
Net income attributable to MPC	$801	$826	$802	$1,717

Per-share data
Basic:
Net income attributable to MPC per share	$1.51	$1.52	$1.52	$3.16
Weighted average shares:(a)	528	541	528	543
Diluted:
Net income attributable to MPC per share	$1.51	$1.51	$1.51	$3.14
Weighted average shares:(a)	531	544	531	547
Dividends paid	$0.32	$0.25	$0.64	$0.50

(a)	The number of weighted average shares for the period ended June 30, 2016, reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2016	2015	2016	2015
Income from Operations by segment
Refining & Marketing(a)	$1,080	$1,181	$1,018	$2,473
Speedway(a)	193	127	360	295
Midstream(b)	201	103	368	193
Items not allocated to segments:
Corporate and other unallocated items	(67)	(75)	(134)	(154)
Pension settlement expenses	(2)	(1)	(3)	(2)
Impairments	(90)	—	(219)	—
Income from operations(a)	1,315	1,335	1,390	2,805
Net interest and other financial income (costs)	(137)	(64)	(279)	(145)
Income before income taxes	1,178	1,271	1,111	2,660
Provision for income taxes	395	432	406	918
Net income	783	839	705	1,742
Less net income (loss) attributable to:
Redeemable noncontrolling interest	9	—	9	—
Noncontrolling interests	(27)	13	(106)	25
Net income attributable to MPC	$801	$826	$802	$1,717

Capital Expenditures and Investments
Refining & Marketing	$278	$207	$521	$430
Speedway	70	100	120	145
Midstream	403	157	753	244
Corporate and Other(c)	36	49	77	78
Total	$787	$513	$1,471	$897

(a)
Includes non-cash LCM inventory valuation benefit of $385 million for the second quarter 2016 and $370 million for the six months ended June 30, 2016. The benefit increased Refining & Marketing and Speedway segment income by $360 million and $25 million, respectively, for the second quarter 2016 and $345 million and $25 million, respectively, for the six months ended June 30, 2016.

(b)	Includes the results of MarkWest from the December 4, 2015 merger date.

(c)	Includes capitalized interest of $15 million, $8 million, $32 million and $16 million, respectively.

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd)(a)	2,348	2,341	2,253	2,294
Refining & Marketing (R&M) Operating Statistics
R&M refined product sales volume (mbpd)(b)	2,339	2,329	2,244	2,281
R&M gross margin (dollars per barrel)(c)(d)	$12.82	$14.84	$11.44	$15.47
Crude oil capacity utilization (percent)(e)	96	103	93	100
Refinery throughputs (mbpd):(f)
Crude oil refined	1,728	1,789	1,665	1,731
Other charge and blendstocks	161	162	167	171
Total	1,889	1,951	1,832	1,902
Sour crude oil throughput (percent)	61	55	61	55
WTI-priced crude oil throughput (percent)	21	19	20	20
Refined product yields (mbpd):(f)
Gasoline	919	896	909	904
Distillates	628	631	599	592
Propane	36	38	34	37
Feedstocks and special products	249	331	241	315
Heavy fuel oil	34	28	32	29
Asphalt	60	58	53	53
Total	1,926	1,982	1,868	1,930
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.16	$0.66	$1.77	$0.73
Depreciation and amortization	1.43	1.33	1.48	1.38
Other manufacturing(h)	3.95	3.94	4.05	4.08
Total	$6.54	$5.93	$7.30	$6.19
R&M Operating Statistics by Region - Gulf Coast
Refinery throughputs (mbpd):(i)
Crude oil refined	1,104	1,093	1,048	1,062
Other charge and blendstocks	195	172	206	176
Total	1,299	1,265	1,254	1,238
Sour crude oil throughput (percent)	74	67	74	68
WTI-priced crude oil throughput (percent)	9	7	6	6
Refined product yields (mbpd):(i)
Gasoline	547	511	540	517
Distillates	434	408	404	375
Propane	28	27	26	26
Feedstocks and special products	282	320	281	314
Heavy fuel oil	23	11	21	13
Asphalt	19	14	14	14
Total	1,333	1,291	1,286	1,259
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$0.98	$0.51	$1.77	$0.65
Depreciation and amortization	1.08	1.06	1.12	1.10
Other manufacturing(h)	3.44	3.75	3.59	3.87
Total	$5.50	$5.32	$6.48	$5.62

Supplementary Statistics (Unaudited) (continued)

	Three Months Ended June 30		Six Months Ended June 30
	2016	2015	2016	2015
R&M Operating Statistics by Region - Midwest
Refinery throughputs (mbpd):(i)
Crude oil refined	624	696	617	669
Other charge and blendstocks	36	36	37	36
Total	660	732	654	705
Sour crude oil throughput (percent)	38	36	39	35
WTI-priced crude oil throughput (percent)	43	39	43	41
Refined product yields (mbpd):(i)
Gasoline	372	385	369	387
Distillates	194	223	195	217
Propane	10	13	10	13
Feedstocks and special products	35	54	34	39
Heavy fuel oil	11	18	11	17
Asphalt	41	44	39	39
Total	663	737	658	712
Refinery direct operating costs ($/barrel):(g)
Planned turnaround and major maintenance	$1.38	$0.89	$1.57	$0.82
Depreciation and amortization	1.98	1.72	2.01	1.78
Other manufacturing(h)	4.53	4.00	4.44	4.24
Total	$7.89	$6.61	$8.02	$6.84
Speedway Operating Statistics
Convenience stores at period-end	2,773	2,755
Gasoline and distillate sales (millions of gallons)	1,547	1,514	3,030	2,946
Gasoline and distillate gross margin (dollars per gallon)(d)(j)	$0.1549	$0.1351	$0.1614	$0.1652
Merchandise sales (in millions)	$1,287	$1,264	$2,439	$2,375
Merchandise gross margin (in millions)	$369	$359	$699	$670
Merchandise gross margin percent	28.7%	28.5%	28.7%	28.2%
Same store gasoline sales volume (period over period)	0.3%	(0.2)%	0.7%	(0.7)%
Same store merchandise sales (period over period)(k)	2.0%	4.6%	2.5%	5.4%
Midstream Operating Statistics
Crude oil and refined product pipeline throughputs (mbpd)(l)	2,279	2,326	2,230	2,217
Gathering system throughput (million cubic feet per day)(m)	3,288		3,316
Natural gas processed (million cubic feet per day)(m)	5,529		5,582
C2 (ethane) + NGLs fractionated (mbpd)(m)	322		321

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.

(b)	Includes intersegment sales.

(c)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.

(d)	Excludes LCM inventory valuation adjustments.

(e)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.

(f)	Excludes inter-refinery volumes of 70 mbpd and 46 mbpd for second quarter 2016 and 2015, respectively, and 76 mbpd and 41 mbpd for the six months ended June 30, 2016, and June 30, 2015, respectively.

(g)	Per barrel of total refinery throughputs.

(h)	Includes utilities, labor, routine maintenance and other operating costs.

(i)	Includes inter-refinery transfer volumes.

(j)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.

(k)	Excludes cigarettes. Same store sales comparison includes only locations owned at least 13 months.

(l)	On owned common-carrier pipelines, excluding equity method investments.

(m)	Includes amounts related to unconsolidated equity method investments. Includes the MarkWest results beginning on the Dec. 4, 2015, merger date.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
(In millions)	2016	2015	2016	2015
Segment EBITDA(a)
Refining & Marketing(b)	$1,350	$1,442	$1,561	$2,995
Speedway(b)	262	189	492	420
Midstream(c)	345	129	652	245
Total Segment EBITDA(a)(b)	1,957	1,760	2,705	3,660
Total segment depreciation & amortization	(483)	(349)	(959)	(699)
Items not allocated to segments(d)	(159)	(76)	(356)	(156)
Income from operations	1,315	1,335	1,390	2,805
Net interest and other financial income (costs)	(137)	(64)	(279)	(145)
Income before income taxes	1,178	1,271	1,111	2,660
Income tax provision	395	432	406	918
Net income	783	839	705	1,742
Less net income (loss) attributable to:
Redeemable noncontrolling interest	9	—	9	—
Noncontrolling interests	(27)	13	(106)	25
Net income attributable to MPC	$801	$826	$802	$1,717

(a)
Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

(b)
Includes non-cash LCM inventory valuation benefit of $385 million for the second quarter 2016 and $370 million for the six months ended June 30, 2016. The benefit increased Refining & Marketing and Speedway segment EBITDA by $360 million and $25 million, respectively, for the second quarter 2016 and $345 million and $25 million, respectively, for the six months ended June 30, 2016.

(c)	Includes the results of MarkWest from the December 4, 2015 merger date.

(d)	Includes impairment charges of $90 million and $219 million recorded by MPLX in the second quarter of 2016 and the first six months of 2016, respectively.

Select Financial Data (Unaudited)

(Dollars in millions)	June 30 2016	March 31 2016
Cash and cash equivalents	$1,754	$308
MPLX debt	4,401	4,716
Total consolidated debt	11,059	11,566
Equity	19,935	19,494
Debt-to-total-capital ratio (percent)	36	37
Debt to LTM pro forma adjusted EBITDA(a)	2.0x	1.9x
Shares outstanding (millions)	528	530

Cash provided from operations (quarter ended)	$2,263	$327

(a)
Calculated using face value of total debt and pro forma adjusted EBITDA, which is pro forma for the MarkWest acquisition. See reconciliation below for pro forma adjusted EBITDA to pro forma net income attributable to MPC. Adjusted EBITDA represents earnings before interest and financing costs, interest income, income taxes, depreciation and amortization, impairment expense and inventory market valuation adjustments. Adjusted EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance and also serves as the basis for a cash bonus metric for eligible employees. Adjusted EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA may not be comparable to similarly titled measures used by other entities.

Pro forma Adjusted EBITDA Reconciliation to Pro forma Net Income Attributable to MPC (Unaudited)

	Twelve Months Ended
(In millions)	June 30 2016	March 31 2016
Pro forma net income attributable to MPC(a)	$1,970	$1,955
Less: Net interest and other financial income (costs)	(549)	(654)
Add: Net income (loss) attributable to noncontrolling interests	(60)	(72)
Provision for income taxes	1,039	1,069
Depreciation and amortization	1,985	1,969
Impairment expense(b)	363	273
Inventory market valuation adjustment	—	385
Pro forma adjusted EBITDA	$5,846	$6,233

(a)	Pro forma for MarkWest acquisition

(b)	Includes impairment charges of $90 million, $129 million and $144 million recorded in the second quarter of 2016, the first quarter of 2016 and the third quarter of 2015, respectively.